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                                                                   EXHIBIT 10.30

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "AGREEMENT") is made this 9th day of December, 2003, between Meritage Hospitality Group, Inc., a Michigan corporation ("SELLER"), whose address is 1971 East Beltline Ave., N.E., Suite 200, Grand Rapids, Michigan 49525, and Robert E. Schermer, Jr., a Michigan resident ("PURCHASER"), whose address is 475 Golf, S.E., Grand Rapids, Michigan 49546.

         1. Purchase and Sale. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, Seller's 19% interest in 6080 28th Street Associates, L.L.C., a Michigan limited liability company, together with all rights, privileges, hereditaments and appurtenances thereunto belonging or in any way appertaining, and all improvements and fixtures located thereon, if any, (collectively, the "INTEREST"), on the terms, and subject to all the conditions, contained in this Agreement. A copy of the Amended and Restated Operating Agreement for 6080 28th Street Associates, L.L.C. is attached hereto as EXHIBIT A.

         2. Purchase Price. The purchase price for the Interest shall be One Hundred Ninety Thousand Dollars ($190,000.00) (the "PURCHASE PRICE"). The Purchase Price will be paid in cash (by check, money order or wire transfer) at Closing (as defined below) upon execution and delivery of all documents necessary to fully transfer and assign the Interest to Purchaser.

         3. Survey, Title Insurance and Environmental Investigations. Any survey, title insurance, environmental reports or other information needed to investigate the Interest or the real estate and improvements underlying the Interest, are the sole responsibility of the Purchaser. Any costs to obtain such reports and information shall be at the sole cost of the Purchaser. Seller will make copies of any existing documents that are in its possession available to Purchaser upon execution.

         4. Due Diligence. During the period that expires ten (10) days after execution of this Agreement (this period hereinafter defined as the "DUE DILIGENCE PERIOD"), Purchaser shall have the right to investigate all aspects of the Interest.

         5. Closing. The closing for Purchaser's purchase of the Interest (the "CLOSING") shall take place within twelve (12) days after the end of the Due Diligence Period, at a location and time to be agreed upon by the parties.

         6. Conveyance. At Closing, Seller shall convey the Interest to Purchaser by a fully executed Bill of Sale for the Interest, along with such other documents and instruments as may be reasonably required to fully effect and consummate the transaction contemplated by this Agreement.

         7. Closing Costs. All closing fees or costs (if any) shall be divided evenly between Seller and Purchaser.

         8. Brokers. Both parties represent that they have not dealt with a broker, realtor or agent in connection with this transaction. Each party indemnifies and holds the other party harmless from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of the representations or undertaking set forth in this Paragraph.

         9. Contingencies Relating to Purchaser. Purchaser's obligation to consummate the transactions described in this Agreement is subject to satisfaction of the following conditions.

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                  (a)      The representations and warranties of Seller
                           contained herein shall be accurate in all material respects as of Closing.

                  (b) Seller shall have observed and performed all of the obligations contained in this Agreement.

                  (c) No action, suit or proceeding before any court or other governmental authority shall be pending or threatened wherein an unfavorable judgment or outcome would prevent the carrying out of this Agreement or any of the transactions described herein.

If any of the preceding cannot be obtained at a cost or within a time period that is acceptable to Purchaser, then Purchaser shall have the right to terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. Immediately upon Seller's receipt of such notice of termination, this Agreement shall be null and void (except as expressly set forth herein). Purchaser shall have the right to waive any or all of the foregoing obligations.

         11. Contingencies Relating to Seller. Seller's obligation to consummate the transactions described in this Agreement is subject to satisfaction of the following conditions.

                  (a) The representations and warranties of Purchaser contained herein shall be accurate in all material respects as of Closing.

                  (b) Purchaser shall have observed and performed all of the obligations contained in this Agreement.

                  (c) At Closing, Purchaser shall obtain a full and complete discharge, termination and release of Seller's Guaranty under the Loan Agreement, Note, Mortgage and related documents all dated June 27, 2003, between 6080 28th Street Associates, L.L.C. (as borrower) and Mercantile Bank Mortgage Company (as lender).

                  (d) At Closing, Purchaser shall obtain a full and complete discharge and release of Seller as a Member of 6080 28th Street Associates, L.L.C., such that no liabilities to 6080 28th Street Associates, L.L.C. remain.

                  (e) No action, suit or proceeding before any court or other governmental authority shall be pending or threatened wherein an unfavorable judgment or outcome would prevent the carrying out of this Agreement or any of the transactions described herein.

If any of the preceding cannot be obtained at a cost or within a time period that is acceptable to Seller, then Seller shall have the right to terminate this Agreement by written notice to Purchaser given at any time prior to the expiration of the Due Diligence Period. Immediately upon Purchaser's receipt of such notice of termination, this Agreement shall be null and void (except as expressly set forth herein). Seller shall have the right to waive any or all of the foregoing obligations.

         12. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller the truth and accuracy of each of the following:

                  (a) Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

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                  (b)      Purchaser shall make a good faith effort to satisfy
                           all conditions to Closing.

                  (c) Purchaser shall indemnify and hold Seller, and its beneficiaries, employees, directors, officers, shareholders, agents, subsidiaries, affiliated companies, successors and assigns, harmless from and against any claims, proceedings, demand, judgments, awards, penalties, liabilities, suits, settlements, damages, losses, fines, costs and expenses of any nature whatsoever, including reasonable attorneys' fees, arising out of or in any way related to a breach of any of the aforesaid representations. The indemnity obligations provided in this Paragraph shall survive the execution of this Agreement.

         13. Representations and Warranties of Seller. Seller represents and warrants to Purchaser the truth and accuracy of each of the following:

                  (a) Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Seller has not entered into any contract (other than this Agreement) whereby the Interest may be sold, conveyed, assigned or otherwise disposed of.

                  (b) Seller shall make a good faith effort to satisfy all conditions to Closing.

                  (c) Seller represents and warrants to Purchaser that, as of the date of this Agreement, Seller alone owns the Interest, free and clear of any restrictions or limitations. Prior to Closing, Seller shall not, by act or omission, permit any change to occur in the status of the Interest. Notwithstanding the foregoing, Purchaser acknowledges that the real estate underlying the Interest is encumbered by a $2,404,147.17 first mortgage to Mercantile Bank Mortgage Company, of which the Seller has guaranteed $535,000 of such loan.

                  (d) Seller shall indemnify and hold Purchaser, and its beneficiaries, employees, directors, officers, shareholders, agents, subsidiaries, affiliated companies, successors and assigns, harmless from and against any claims, proceedings, demands, judgments, awards, penalties, liabilities, suits, settlements, damages, losses, fines, costs and expenses of any nature whatsoever, including reasonable attorneys' fees, arising out of or in any way related to a breach of any of the aforesaid representations. The indemnity obligations provided in the Paragraph shall survive the execution of this Agreement.

         14. Performance. Time is of the essence in this Agreement. If either party defaults in the due observance or performance of its obligations hereunder, the other party may (i) terminate this Agreement, (ii) seek specific performance, and (iii) pursue whatever other legal or equitable remedies which may be available.

         15. Entire Agreement, Amendments, and Waivers. This Agreement, and all exhibits thereto, contain the entire agreement and understanding of the parties, supersede all prior oral or written agreements (if any) between the parties, and may not be amended or modified except by written consent of both parties.

         16. Further Assurances. The parties each agree to execute, acknowledge, deliver and do all such further acts, instruments, and assurances, and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

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         17.      Interpretation.

             (a) The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

             (b) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

             (d)  The obligations of the parties shall survive the Closing.

         18. Notices. All notices hereunder shall be in writing and either delivered personally, by facsimile, or by documentable delivery (such as overnight or express mail delivery like Federal Express) to the address specified on the first page, or to such other address as a party may designate from time to time by giving notice in accordance with this Paragraph. Any such notice shall be deemed given on the date of such delivery.

         19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         20. Third Parties. There are no third-party beneficiaries to this Agreement.

         21. Expiration of Agreement. The parties agree that if they fail to execute and deliver this Agreement by 5:00 p.m. on December 10, 2003, then this Agreement, along with the offer, terms and conditions contained herein, shall be null and void.

         This Agreement has been executed and delivered on behalf of Seller and Purchaser to be effective as of the date first set forth above.

         SELLER                                         PURCHASER

MERITAGE HOSPITALITY GROUP INC.

/s/ James R. Saalfeld                        /s/ Robert E. Schermer
----------------------------------           ----------------------------------
Vice President                               Robert E. Schermer, Jr.


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                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This is the First Amendment to the Purchase and Sale Agreement dated December 9, 2003 (the "AGREEMENT") between Meritage Hospitality Group Inc., a Michigan corporation ("SELLER"), whose address is 1971 East Beltline Ave., N.E., Suite 200, Grand Rapids, Michigan 49525, and Robert E. Schermer, Jr., a Michigan resident ("PURCHASER"), whose address is 475 Golf, S.E., Grand Rapids, Michigan 49546.

         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following amendment to the
Agreement:

         1. In order to provide for additional time to satisfy Purchaser's contingencies, Paragraph 5 of the Agreement is amended such that the Closing shall take place on or before January 30, 2004.

         2. All remaining terms and conditions of the Agreement shall remain in full force and effect.

         This First Amendment has been executed and delivered on behalf of Purchaser and Seller to be effective on the date set forth below.

          SELLER                                     PURCHASER

MERITAGE HOSPITALITY GROUP INC.

/s/ James R. Saalfeld                        /s/ Robert E. Schermer
----------------------------------           ----------------------------------
Vice President                               Robert E. Schermer, Jr.

Dated: December 31, 2003                     Dated: December 31, 2003